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                                 AMENDMENT NO.1
                                       TO
                              EMPLOYMENT AGREEMENT
                              --------------------
                              Dated January 1, 2002

 THIS Amendment (the "Amendment"), dated as of April 24, 2002, is entered into between Alltrista Corporation, a Delaware corporation (the "Company") and Ian G.H. Ashken, (the "Employee").

WITNESSETH:

         WHEREAS, the Employee and the Company are parties to that certain Employment Agreement dated as of January 1, 2002 (the "Agreement"); and

         WHEREAS, the parties mutually desire to amend the Agreement on the terms and conditions set forth more fully below.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, the Company and the Employee hereby agree as follows:

                  1. Section 4 of the Agreement is hereby amended in its entirety to read as follows:

Compensation and Benefits. During the term of this Agreement, as amended, the Company shall pay to the Employee, and the Employee shall accept from the Company, as compensation for the performance of services under this Agreement and the Employee's observance and performance of all of the provisions hereof, a salary of $300,000 per year (the "Base Compensation"). The Base Compensation shall be reviewed annually and shall be increased by a minimum of the Consumer Price Index. The Employee shall be eligible for a bonus package based on performance. The decision as to whether to pay the Employee a bonus based on operations, as well as the amounts and terms of any such bonus package, shall be determined by the Compensation Committee of the Board of Directors as part of its annual budget review process. The bonus program shall give Employee the opportunity to earn up to 50% of Base Compensation each year for achieving the Company's earnings per share budget and up to 100% of Base Compensation for achieving 110% of the Company's earnings per share budget. In addition, the Employee shall be eligible to receive a bonus of up to 100% of Base Compensation for services specifically performed relating to acquisitions or other corporate transactions undertaken by the Company in any year. Any transaction bonus shall be determined by the Compensation Committee of the Board of Directors, based on the work performed by the Employee in regards to any particular transaction. The Employee's salary shall be payable in accordance with the normal payroll practices of the Company and shall be subject to withholding for applicable taxes and other amounts. During the term of this Agreement, the Employee shall be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, such medical, insurance, and other fringe benefit plans or policies as the Company may make

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available to, or have in effect for, its personnel with commensurate duties from time to time. This will include maintaining a split-dollar life insurance policy (the "Life Insurance Policy") on the Employee in the amount of $3 million, the annual premium not to exceed $30,000. The Company retains the rights to terminate or alter any such plans or policies, other than the Life Insurance Policy, from time to time. The Employee shall also be entitled to vacations, sick leave and other similar benefits in accordance with policies of the Company from time to time in effect for personnel with commensurate duties.

In addition to the benefits noted above the employee shall receive a grant of 20,000 restricted shares of the Company's common stock (the "Restricted Stock") on the effective date of this agreement. The restrictions shall lapse upon the earlier of (i) the date that the stock price of the common stock of the Company equals or exceeds a set price, initially twenty-five dollars ($25.00) or (ii) the date there is a change of control (as defined in Section 2.01 of the 1998 Restricted Stock Plan) of the Company. The number of shares granted and the target share price of $25.00 shall be adjusted for changes in the common stock as outlined in Section 5.05 of the Restricted Stock Plan or as otherwise mutually agreed in writing between the parties. The terms of the Restricted Stock shall be set forth in a Restricted Stock Award Agreement. Future restricted share grants shall be considered by the compensation committee of the Board of Directors on an annual basis.


                  IN WITNESS WHEREOF, each of the parties hereto have duly
              executed this Agreement as of the date set forth above.


                                      ALLTRISTA CORPORATION

                                      By:  /s/ Martin E. Franklin
                                           ----------------------

                                      Its: Chairman and Chief Executive Officer
                                           ------------------------------------



                                           /s/ Ian G.H. Ashken
                                           -------------------
                                           Ian G.H. Ashken